Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 8, 2010 (except for Note 17, as to which the date is March __, 2010), in Amendment No. 6 to the Registration Statement (Form S-1 No. 333-163252) and related Prospectus of Calix Networks, Inc. for the registration of its shares of its common stock.

Ernst & Young, LLP

San Jose, California

The foregoing consent is in the form that will be signed upon the completion of the 2-for-3 reverse stock split as described in Note 17 of the notes to financial statements.

/s/ Ernst & Young LLP

San Jose, California

March 5, 2010